Exhibit 99.1

FOR IMMEDIATE RELEASE	Contact:	Park Bancorp, Inc. David A. Remijas President/CEO (630) 969-8900	May 15, 2006

Park Bancorp, Inc.

First Quarter 2006 Earnings

Quarterly Dividend Declared

Chicago, IL—Park Bancorp, Inc. (“Company”), (NASDAQ-PFED), the holding company for Park Federal Savings Bank, announced earnings for the quarter ended March 31, 2006.

Park Bancorp, Inc. also announced that the Board of Directors has declared a dividend of $.18 per share of common stock. The dividend will be payable on May 31, 2006 to shareholders of record on May 19, 2006. This is the thirtieth consecutive quarterly dividend paid to shareholders.

Net income for the three months ended March 31, 2006 was $99,000, or $.09 per share, compared to $300,000, or $.28 per share, for the same period in 2005. The change was due to a decrease in net interest income and an increase in non-interest expense offset by an increase in non-interest income.

Net interest income before provision for loan losses decreased to $1.6 million for the three months ended March 31, 2006, compared to $1.9 million for the corresponding three month period in 2005. Total interest income decreased to $3.1 million for the quarter ended March 31, 2006 compared to $3.3 million for the corresponding quarter ended March 31, 2005 due to a decrease in interest-earning assets offset by higher yields on assets. Total interest expense increased to $1.6 million for the three months ended March 31, 2006 from $1.4 million for the three months ended March 31, 2005, due to higher rates paid on deposits and borrowings offset by a decrease in interest-bearing liabilities.

Non-interest income increased to $231,000 for the quarter ended March 31, 2005, from $130,000 for the quarter ended March 31, 2005. The real estate development subsidiary realized an $83,000 gain on the sale of a real estate project.

Non-interest expense increased to $1.7 million for the quarter ended March 31, 2006 from $1.6 million for the same period in 2005. The change was due to increases in occupancy and regulatory costs and losses from a limited partnership.

Total assets at March 31, 2006 were $239.7 million, compared to $239.5 million at December 31, 2005.

The loan portfolio decreased to $157.2 million at March 31, 2006 from $158.7 million at December 31, 2005. The change was due to a decrease in single family and multi-family loans.

During the same period, nonperforming assets increased to $4.0 million, or 1.69% of total assets, from $4.9 million, or 2.04% of total assets. Nonperforming assets decreased as a result of foreclosure on a property securing a loan. The loan had a reserve of $926,000 as of December 31, 2005. The property is reported as real estate owned and in nonperforming assets in the amount of $931,000 as of March 31, 2006.

Deposit accounts decreased to $148.5 million at March 31, 2006 from $149.0 million at December 31, 2005.

Borrowings increased to $57.9 million at March 31, 2006 from $56.7 million at December 31, 2005. The change was attributable to an increase in Federal Home Loan Bank advances.

Stockholders’ equity at March 31, 2006 was $29.8 million, which is equivalent to 12.45% of total assets. Book value at March 31, 2006 was $27.83 per share. The decrease in stockholders equity from December 31, 2005 was primarily attributable to unrealized losses on securities available for sale and dividends offset by net income.

Park Federal Savings Bank was founded in 1921 and operates three offices in the Chicago area.

Forward-Looking Information

Statements contained in this news release that are not historical facts may constitute forward-looking statements (within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended) which involve significant risks and uncertainties. The Company intends such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, and is including this statement for purposes of invoking these safe harbor provisions. The Company’s ability to predict results or the actual effect of future plans or strategies is inherently uncertain. Factors which could have a material adverse effect on the operations and future prospects of the Company and the subsidiaries include, but are not limited to, changes in interest rates, general economic conditions, legislative/regulatory changes, monetary and fiscal policies of the U.S. Government, including policies of the U.S. Treasury and the Federal Reserve Board, the quality or composition of the Company’s loan or investment portfolios, demand for loan products, deposit flows, competition, demand for financial services in the Company’s market area, the possible short-term dilutive effect of potential acquisitions, and accounting principles, policies and guidelines. These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements.

Park Bancorp, Inc.

Consolidated Financial Highlights (unaudited)

Dollars in thousands (except for book value and earnings per share)

Selected Financial Data:	March 31, 2006	December 31, 2005	March 31, 2005
Total assets	$239,721	$239,468	$261,045
Loans receivable, net	157,223	158,709	162,068
Interest bearing deposits	5,672	663	10,174
Securities	57,303	59,930	70,165
Deposits	148,472	149,004	161,931
Borrowings	57,935	56,721	65,487
Total stockholders' equity	29,839	29,902	30,734
Book value per share[1]	27.83	27.97	28.59

Non-accrual loans	$2,971	$4,744	$4,827
Real estate owned	1,066	132	88
Non-performing assets	4,037	4,876	4,915
Non-performing assets to total assets	1.68%	2.04%	1.88%
Allowance for loan loss	$1,435	$2,368	$1,374
Allowance for loan loss to gross loans receivable	.90%	1.41%	.82%

1 Book value per share represents stockholders' equity divided by outstanding shares exclusive of unearned ESOP shares.

Selected Operating Data:	Three Months Ended Mar. 31, 2006	Three Months Ended Mar. 31, 2005
Interest income	$3,129	$3,270
Interest expense	1,562	1,399

Net interest income before provision for loan loss	1,567	1,871
Provision for loan losses	0	0

Net interest income after provision for loan losses	1,567	1,871
Non-interest income	231	130
Non-interest expense	1,692	1,545

Income before income taxes	106	456
Income tax expense	7	156

Net income	$99	$300

Basic earnings per share	$.09	$.28
Diluted earnings per share	$.08	$.26

Selected Performance Ratios:
Return on average assets	0.16%	0.45%
Return on average equity	1.32%	3.88%
Average equity to average assets	12.49%	11.65%
Equity to total assets at end of period	12.45%	11.77%
Average interest rate spread	2.65%	2.87%
Net interest margin	2.85%	3.02%
Average interest-earning assets to average interest-bearing liabilities	107.13%	107.04%
Non-interest expense to average assets	2.83%	2.34%